Exhibit 4.1

TAX ASSET PROTECTION PLAN

dated as of

August 18, 2014

between

FOUR OAKS FINCORP, INC.

and

REGISTRAR AND TRANSFER COMPANY

as Rights Agent

TAX ASSET PROTECTION PLAN

Table of Contents

ARTICLE I DEFINITIONS		1
1.1	Definitions	1

ARTICLE II THE RIGHTS		5
2.1	Summary of Rights	5
2.2	Legend	5
2.3	Exercise of Rights; Separation of Rights.	6
2.4	Adjustments to Exercise Price; Number of Rights.	7
2.5	Date on Which Exercise is Effective	8
2.6	Execution, Authentication, Delivery and Dating of Rights Certificates.	8
2.7	Registration, Registration of Transfer and Replacement.	9
2.8	Mutilated, Destroyed, Lost and Stolen Rights Certificates.	9
2.9	Persons Deemed Owners	10
2.10	Delivery and Cancellation of Certificates	10
2.11	Agreement of Rights Holders	10

ARTICLE III ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS		11
3.1	Flip-in.	11

ARTICLE IV THE RIGHTS AGENT		13
4.1	General.	13
4.2	Merger or Consolidation or Change of Name of Rights Agent.	14
4.3	Duties of Rights Agent	14
4.4	Change of Rights Agent	16

ARTICLE V MISCELLANEOUS		16
5.1	Redemption.	16
5.2	Expiration	17
5.3	Process to Seek Exemption	17
5.4	Issuance of New Rights Certificates	17
5.5	Supplements and Amendments	18
5.6	Fractional Shares	18
5.7	Rights of Action	18
5.8	Holder of Rights Not Deemed a Shareholder	18
5.9	Notices	18
5.10	Suspension of Exercisability or Exchangeability	19
5.11	Costs of Enforcement	19
5.12	Successors	19
5.13	Benefits of this Agreement	19
5.14	Determination and Actions by the Board of Directors, etc	19
5.15	Descriptive Headings; Section References	19
5.16	Governing Law; Exclusive Jurisdiction.	20
5.17	Counterparts	20
5.18	Severability	20
5.19	Withholding Rights	21

EXHIBITS
Exhibit A	Form of Rights Certificate (together with Form of Election to Exercise)
Exhibit B	Summary of Rights
Exhibit C	Articles of Amendment

ii

TAX ASSET PROTECTION PLAN

TAX ASSET PROTECTION PLAN (as amended from time to time, this “Agreement”), dated as of August 18, 2014, between FOUR OAKS FINCORP, INC., a North Carolina corporation (including any successor hereunder, the “Company”), and REGISTRAR AND TRANSFER COMPANY, as Rights Agent (the “Rights Agent,” which term shall include any successor Rights Agent hereunder).

WITNESSETH:

WHEREAS, (a) the Company and certain of its Subsidiaries (as defined below) have certain net operating losses and certain other tax attributes (collectively, “NOLs”) for United States federal income tax purposes, (b) the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby preserve the Company’s ability to utilize such NOLs, and (c) in furtherance of such objective, the Company desires to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) authorized as of August 15, 2014, the adoption of this Agreement, to among other things, preserve the Company’s availability to utilize its NOLs, which the Board of Directors believes is necessary and in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors has (a) authorized and declared a dividend of one right (“Right”) in respect of each share of Common Stock (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on August 19, 2014 (the “Record Time”) upon the terms and subject to the conditions set forth in the Agreement, and (b) as provided in Section 2.4, authorized the issuance of one Right in respect of each share of Common Stock issued after the Record Time and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.4, each share of Common Stock issued after the Separation Time;

WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, at or after the Separation Time, to purchase securities or assets of the Company pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 4.9% or more of the outstanding shares of Common Stock at any time after the first public announcement of this Agreement; provided, however, that the term “Acquiring Person” shall not include (i) any Grandfathered Person, (ii) any Person who becomes the Beneficial Owner of 4.9% or more of the outstanding shares of Common Stock after the time of the first public announcement of this Agreement solely as a result of (A) an acquisition by the Company of shares of Common Stock or (B) an acquisition directly from the Company in a transaction that duly authorized officers of the Company have determined shall not result in the creation of an Acquiring Person under the Agreement, until, in each case, such time thereafter as such Person becomes the Beneficial Owner (other than by means of a stock dividend, stock split or reclassification) of additional shares of Common Stock while such Person is or as a result of which such Person becomes the Beneficial Owner of 4.9% or more of the outstanding shares of Common Stock, (iii) any Person who the Board of Directors determines, in its sole discretion, has inadvertently become the Beneficial Owner of 4.9% or more of the outstanding shares of Common Stock (or has inadvertently failed to continue to qualify as a Grandfathered Person), if such Person promptly divests, or promptly enters into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) so that such Person ceases to be the Beneficial Owner of 4.9% or more of the outstanding shares of Common Stock (or, in the case of any Person who inadvertently failed to continue to qualify as a Grandfathered Person, the Common Stock that caused such Person to so fail to qualify as a Grandfathered Person) or (iv) any Person determined by the Board of Directors to be an “Exempt Person” in accordance with Section 5.3 for so long as such Person complies with any limitations or conditions required by the Board of Directors in making such determination. In addition, the Company, any Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 of the Code and the Treasury Regulations promulgated thereunder.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Agreement.

A Person shall be deemed the “Beneficial Owner,” and to have “Beneficial Ownership” of, and to “Beneficially Own,” any securities (i) which such Person directly owns, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).

A Person shall not be deemed the “Beneficial Owner,” or to have “Beneficial Ownership” of, and to “Beneficially Own,” any security (i) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency” as defined in Section 3(a)(23) of the Exchange Act, (ii) solely because such security has been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered security is accepted for payment or exchange, or (iii) solely because such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy or consent given in response to a public proxy or consent solicitation made to more than ten holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, unless such power (or the arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

“Agreement” shall have the meaning set forth in the Preamble.

“Board of Directors” shall have the meaning set forth in the Recitals and includes any duly authorized committee thereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of New York are generally authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m. Eastern time on such date or, if such date is not a Business Day, 5:00 p.m. Eastern time on the next succeeding Business Day.

“Common Stock” shall mean the shares of Common Stock, par value $1.00 per share, of the Company and shares of capital stock of the Company issued in exchange or substitution for such Common Stock.

“Company” shall have the meaning set forth in the preamble.

“Election to Exercise” shall have the meaning set forth in Section 2.3(d).

“Excess Shares” shall have the meaning set forth in Section 3.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).

“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $10.00.

“Expansion Factor” shall have the meaning set forth in Section 2.4(a).

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on the sixth anniversary of the date of this Agreement and (iv) the time at which the Board of Directors receives, at the Board of Directors’ request, a report from the Company’s advisors that (A) the NOLs have been utilized in all material respects or are no longer available in any material respect under Section 382 of the Code or any applicable state law, in each case such that any remaining available NOLs are not material relative to the total value of the NOLs to the Company as of the date of this Agreement, or (B) an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period relative to the total value of the NOLS that the Company could use during such time period absent such ownership change, for applicable tax purposes.

“Flip-in Date” shall mean any Stock Acquisition Date or such later date and time as the Board of Directors may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.

“Grandfathered Person” shall mean (i) any Person who would otherwise qualify as an Acquiring Person as of immediately prior to the first public announcement of this Agreement, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one one-hundreth of one percentage point over such Person’s lowest Percentage Stock Ownership immediately prior to the first public announcement of this Agreement or thereafter, other than any increase pursuant to or as a result of (A) the exercise of any option, warrant or convertible instrument to purchase Common Stock that such Person held as of immediately prior to the first public announcement of this Agreement, (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, or (C) any redemption or repurchase of Common Stock by the Company, and (ii) any Person who would otherwise qualify as an Acquiring Person as a result of a redemption or repurchase of Common Stock by the Company, unless and until such Person’s Percentage Stock Ownership shall be increased by more than one one-hundreth of one percentage point over such Person’s lowest Percentage Stock Ownership on or after the date of such redemption or repurchase, other than any increase pursuant to or as a result of (A) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company or (B) any subsequent redemption or repurchase of Common Stock by the Company.

“Independent Directors” shall mean those members of the Board of Directors who meet the criteria for independent directors under the listing rules of NASDAQ and any other applicable laws, rules and regulations regarding independence in effect from time to time.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the NYSE or, if the securities are not listed on the NYSE, as reported on the NASDAQ Stock Market or, if the securities are not listed on the NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair market value per share of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.

“NASDAQ” shall mean the Nasdaq Stock Market.

“NOLs” shall have the meaning set forth in the Recitals.

“NYSE” shall mean the New York Stock Exchange.

“Percentage Stock Ownership” means the percentage stock ownership interest of the Company, as determined in accordance with Treasury Regulation Sections 1.382-2(a)(3), 1.382-2T(g), (h), (j) and (k) and other pertinent Internal Revenue Service guidance; provided, however, that for the sole purpose of determining the percentage stock ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Common Stock held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation Section 1.382-2T(h)(2)(i)(A).

“Person” shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

“Preferred Stock” shall mean the Series A Preferred Stock, of the Company, having the terms set forth in the articles of amendment attached hereto as Exhibit C.

“Record Time” shall have the meaning set forth in the Recitals.

“Redemption Price” shall mean an amount equal to $0.01 per share.

“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.

“Right” shall have the meaning set forth in the Recitals.

“Rights Agent” shall have the meaning set forth in the Preamble.

“Rights Certificate” shall have the meaning set forth in Section 2.3(c).

“Rights Register” shall have the meaning set forth in Section 2.7(a).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Separation Time” shall mean the next Business Day following the earlier of (i) the tenth Business Day (or such later date as the Board of Directors may from time to time fix by resolution adopted prior to the Separation Time that otherwise would have occurred) after the date on which any Person commences a tender or exchange offer that, if consummated, would result in such Person’s becoming an Acquiring Person and (ii) the date of the first event causing a Flip-in Date to occur; provided, that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further, that if any tender or exchange offer referenced in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of Common Stock pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.

“Stock Acquisition Date” shall mean the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an Acquiring Person, which announcement makes express reference to such status as an Acquiring Person pursuant to this Agreement.

“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.

“Trading Day,” when used with respect to any securities, shall mean a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.

“Trading Regulation” shall have the meaning set forth in Section 2.3(c).

“Trust” shall have the meaning set forth in Section 3.1(c).

“Trust Agreement” shall have the meaning set forth in Section 3.1(c).

“Vice President,” when used with respect to the Company, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

ARTICLE II
THE RIGHTS

2.1  Summary of Rights. As soon as practicable after the Record Time, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Common Stock as of the Record Time, at such holder’s address as shown by the records of the Company.

2.2  Legend. Certificates for the Common Stock or, in the case of uncertificated Common Stock registered in book entry form, by notation in accounts reflecting the ownership of such Common Stock, issued on or after the Record Time but prior to the earlier of the Separation Time or the Expiration Time shall evidence one Right for each share of Common Stock represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form (but the failure to have such legend so impressed, printed, written or otherwise affixed shall not affect the status or validity of the Rights evidenced by such shares of Common Stock):

Until the Separation Time (as defined in the Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Tax Asset Protection Plan, dated as of August 18, 2014 (as such may be amended or replaced from time to time, the “Agreement”), between Four Oaks Fincorp, Inc. (the “Company”) and Registrar and Transfer Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Agreement, such Rights may be redeemed, may become exercisable for securities or assets of the Company, may be exchanged for shares of Common Stock or other securities or assets of the Company, may expire, may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate thereof, as such terms are defined in the Agreement, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Agreement to the holder of this certificate without charge after the receipt of a written request therefor.

Certificates representing shares of Common Stock that are issued and outstanding at the Record Time shall, together with the letter mailed pursuant to Section 2.1, evidence one Right for each share of Common Stock evidenced thereby notwithstanding the absence of the foregoing legend.

If the Common Stock issued on or after the Record Time but prior to the Separation Time shall be uncertificated, the registration of such Common Stock on the stock transfer books of the Company shall evidence one Right for each share of Common Stock represented thereby and the Company shall mail to every Person that holds such Common Stock a confirmation of the registration of such Common Stock on the stock transfer books of the Company, which confirmation will have impressed, printed, written or stamped thereon or otherwise affixed thereto the above legend. The Company shall mail or arrange for the mailing of a copy of this Agreement to any Person that holds Common Stock, as evidenced by the registration of the Common Stock in the name of such Person on the stock transfer books of the Company, without charge, after the receipt of a written request therefor.

2.3  Exercise of Rights; Separation of Rights.

(a)           Subject to Sections 3.1, 5.1 and 5.10 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-thousandth of a share of Preferred Stock.

(b)           Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock (or, if the Common Stock shall be uncertificated, by the registration of the associated Common Stock on the stock transfer books of the Company and any confirmation thereof provided for in Section 2.2), together, in the case of Common Stock issued and outstanding at the Record Time, with the letter mailed to the record holder thereof pursuant to Section 2.1, and will be transferable only together with, and will be transferred by a transfer (whether with or without such letter or confirmation) of, such associated share.

(c)           Subject to the terms and conditions hereof, at or after the Separation Time and prior to the Expiration Time, (i) the Rights may be exercised pursuant to Section 2.3(d) below; (ii) the Rights may be transferred independent of shares of Common Stock and (iii) the Rights Agent will, if requested by the Company and provided with all necessary information, mail to each holder of record of Common Stock (provided that the Board of Directors has not elected to exchange all of the then outstanding Rights pursuant to Section 3.1(c)) as of the Separation Time (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose), a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded (“Trading Regulation”), or to conform to usage. Receipt of a Rights Certificate by any Person shall not preclude a later determination that such Rights are null and void pursuant to Section 3.1(b).

(d)           Subject to the terms and conditions hereof, Rights may be exercised on any Business Day at or after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly executed and properly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.

(e)           Upon receipt of a Rights Certificate, with a properly completed and duly executed Election to Exercise accompanied by payment as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent stock certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from a transfer agent a notice setting forth such number of shares or other securities to be purchased for which registration will be made on the stock transfer books of the Company (the Company hereby irrevocably authorizing its transfer agents to comply with all such requisitions), and (B) if the Company elects pursuant to Section 5.5 not to issue certificates (or effect registrations on the stock transfer books of the Company) representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased (the Company hereby irrevocably authorizes each such depositary agent to comply with such requisitions) or, when necessary to comply with this Agreement, requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.6 and (ii) after receipt of such certificates, depositary receipts, notices and/or cash, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates, depositary receipts or notices) in such name or names as may be designated by such holder.

(f)           In case the holder of any Rights shall exercise less than all of the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)           The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by registration on the stock transfer books of the Company) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered (or registered) and fully paid and nonassessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any transfer tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.

(h)           Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the exercise or assignment of a Rights Certificate unless the registered holder of such Rights Certificate shall have (i) properly completed and duly signed the certificate following the form of assignment or the form of election to exercise, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such exercise or assignment, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby, and the Affiliates of such Beneficial Owner or former Beneficial Owner, as the Company or the Rights Agent may reasonably request and (iii) paid a sum sufficient to cover any tax or charge that may be imposed as required under Section 2.3(d).

2.4  Adjustments to Exercise Price; Number of Rights.

(a)           In the event the Company shall at any time after the Record Time and prior to the Separation Time (i) declare or pay a dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares of Common Stock, (A) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of shares of Common Stock including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one share of Common Stock immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (B) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event that the Company shall at any time after the Record Time and prior to the Separation Time issue any shares of Common Stock otherwise than in a transaction referenced in the preceding paragraph, each such share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share (or, if the Common Stock shall be uncertificated, such Right shall be evidenced by the registration of such Common Stock on the stock transfer books of the Company and the confirmation thereof provided for in Section 2.2). Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Separation Time only to the extent provided in Section 5.4.

(b)           In the event that the Company shall at any time after the Record Time and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors, in its sole discretion, may deem to be appropriate under the circumstances, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for such adjustments.

(c)           Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest one hundredth of a cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of such certificate.  The Rights Agent shall be fully protected in relying upon any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such certificate.

(d)           Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Agreement, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.

2.5  Date on Which Exercise is Effective. Each Person in whose name any certificate for shares is issued (or registration on the stock transfer books is effected) upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby at the Close of Business on the Business Day upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6  Execution, Authentication, Delivery and Dating of Rights Certificates.

(a)           The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, Chief Executive Officer, President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

Promptly after the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Section 3.1(b), the Rights Agent shall manually or by facsimile countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). Until the notice provided for in this Section 2.6(a) is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Separation Time has not occurred.  No Rights Certificate shall be valid for any purpose unless manually or by facsimile countersigned by the Rights Agent.

(b)           Each Rights Certificate shall be dated the date of countersignature thereof.

2.7  Registration, Registration of Transfer and Replacement.

(a)           After the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Separation Time.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or replacement of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and 2.7(d), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.

(b)           Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or replacement of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)           Every Rights Certificate surrendered for registration of transfer or replacement shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

(d)           The Company shall not register the transfer or replacement of any Rights that have become null and void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.

2.8  Mutilated, Destroyed, Lost and Stolen Rights Certificates.

(a)           If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in replacement therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)           If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

(c)           As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)           Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b) shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.9  Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or notice of transfer, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, including the payment of the Redemption Price, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated shares of Common Stock).

2.10    Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed Rights Certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records relating to Rights Certificates cancelled or destroyed by the Rights Agent.

2.11    Agreement of Rights Holders. Every holder of Rights by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:

(a)           prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated share of Common Stock;

(b)           after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(c)           prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Stock certificate or Common Stock registration, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(d)           Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become null and void;

(e)           this Agreement may be supplemented or amended from time to time in accordance with its terms;

(f)           the Board of Directors shall have the exclusive power and authority delegated to it pursuant to Section 5.14; and

(g)           notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency commission, or any statute, rule regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.

ARTICLE III
ADJUSTMENTS TO THE RIGHTS
IN THE EVENT OF CERTAIN  TRANSACTIONS

3.1      Flip-in.

(a)           In the event that prior to the Expiration Time a Flip-in Date shall occur, except as otherwise provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.10), that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Stock Acquisition Date any of the events described in Section 2.4(a) or 2.4(b), or any analogous event, shall have occurred with respect to the Common Stock); provided, however, that in connection with any exercise effective pursuant to this Section 3.1(a), no holder of Rights shall be entitled to receive Common Stock (or other shares of capital stock of the Company) that would result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of more than 4.9% of the then-outstanding Common Stock. If a holder would, but for the immediately preceding proviso, be entitled to receive a number of shares that would otherwise result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of in excess of 4.9% of the then-outstanding Common Stock (such shares, the “Excess Shares”), then in lieu of receiving such Excess Shares and to the extent permitted by law or orders applicable to the Company, such holder will only be entitled to receive an amount in cash or, at the election of the Company, a note or other evidence of indebtedness maturing within nine months with a principal amount equal to the current per share Market Price of a share of Common Stock at the close of Business on the Trading Day following the date of exercise multiplied by the number of Excess Shares that would otherwise have been issuable to such holder.

(b)           Notwithstanding the foregoing, any Rights that are Beneficially Owned on the Stock Acquisition Date by an Acquiring Person or an Affiliate thereof shall become null and void and any holder of such Rights (including transferees, whether direct or indirect, of any such Persons) shall thereafter have no right to exercise or transfer such Rights. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not complete the certification set forth at the end of the form of assignment or notice of Election to Exercise or, if requested, will not provide such additional evidence, including, without limitation, the identity of the Beneficial Owners and their Affiliates (or former Beneficial Owners and their Affiliates) as the Company or the Board of Directors shall reasonably request in order to determine if such Rights are null and void, then the Company shall be entitled conclusively to deem the Rights to be Beneficially Owned by an Acquiring Person or an Affiliate thereof or a transferee of any of the foregoing and accordingly deem the Rights evidenced thereby to be null and void and not transferable, exercisable or exchangeable.

(c)           The Board of Directors may, at its option, at any time after a Flip-in Date, and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) of the then outstanding Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in the event that after the Separation Time any of the events described in Section 2.4(a) or 2.4(b), or any analogous event, shall have occurred with respect to the Common Stock (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).

Immediately upon the action of the Board of Directors electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become null and void pursuant to Section 3.1(b)), whether or not previously exercised, will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio; provided, however, that in connection with any exchange effected pursuant to this Section 3.1(c), no holder of Rights shall be entitled to receive Common Stock (or other shares of capital stock of the Company) that would result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of more than 4.9% of the then-outstanding Common Stock. If a holder would, but for the immediately preceding proviso, be entitled to receive Excess Shares, in lieu of receiving such Excess Shares and to the extent permitted by law or orders applicable to the Company, such holder will only be entitled to receive an amount in cash or, at the election of the Company, a note or other evidence of indebtedness maturing within nine months with a principal amount equal to the current per share Market Price of a share of Common Stock at the close of Business on the Trading Day following the date the Board of Directors effects the forgoing exchange multiplied by the number of Excess Shares that would otherwise have been issuable to such holder. The exchange of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give notice thereof (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become null and void pursuant to Section 3.1(b)) outstanding immediately prior thereto by mailing such notice in accordance with Section 5.9. Before effecting an exchange pursuant to this Section 3.1(c), the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”), which Trust shall act as the agent of the Company, all or some (as designated by the Board of Directors) of the shares of Common Stock (or other securities) issuable pursuant to the exchange, and all or some (as designated by the Board of Directors) holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Prior to effecting an exchange and registering shares of Common Stock (or other such securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates (or former Beneficial Owners thereof and their Affiliates) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 3.1(b) and not transferable or exercisable or exchangeable in connection herewith. Any shares of Common Stock or other securities issued at the direction of the Board of Directors in connection herewith shall be validly issued, fully paid and nonassessable shares of Common Stock or of such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued. Approval by the Board of Directors of the exchange shall constitute a determination by the Board of Directors that such consideration is adequate.

Each Person in whose name any certificate for shares is issued (or for whom any registration on the stock transfer books of the Company is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the Close of Business on the date upon which the Rights Certificate evidencing such Rights was duly exchanged or deemed exchanged by the Company) and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such exchange and payment is a date upon which the stock transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration on the stock transfer books of the Company) shall be dated (or registered as of), the next succeeding Business Day on which the stock transfer books of the Company are open.

(d)           Whenever the Company shall become obligated under Section 3.1(a) or 3.1(c) to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, as determined by the Board of Directors, may substitute therefor shares of Preferred Stock, at a ratio of one one-thousandth of a share of Preferred Stock for each share of Common Stock so issuable, subject to adjustment.

(e)           In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock or Preferred Stock of the Company to permit the exercise in full of the Rights in accordance with Section 3.1(a) or if the Company so elects to make the exchange referenced in Section 3.1(c), to permit the issuance of all shares pursuant to the exchange, the Company shall either (i) call a meeting of shareholders seeking approval to cause sufficient additional shares to be authorized (provided that if such approval is not obtained the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be or necessary to ensure and provide, as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date (and remaining in effect) to which it is a party, that each Right shall thereafter constitute the right to receive, (A) in the case of any exercise in accordance with Section 3.1(a), at the Company’s option, either (1) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or (2) without payment of consideration (except as may be required for the valid issuance of securities or otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (B) in the case of an exchange of Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (A) or (B) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

(f)           The Company may, but shall not be required to, make such changes in the Exercise Price, in addition to those required by Section 3.1(a), as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

ARTICLE IV
THE RIGHTS AGENT

4.1  General.

(a)           The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable, upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agent.  If the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any co-rights agents will be as the Company determines.

(b)           The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the execution or administration of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, demand, settlement, cost or expense, incurred without gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the part of the Rights Agent, for any action taken, suffered, or omitted to be taken by the Rights Agent in connection with the administration of this Agreement or the exercise or performance of its duties hereunder, including the costs and expenses of defending against any claim of liability.   The provisions of this Section 4.1 and Section 4.3 hereof shall survive the termination or expiration of this Agreement, the exercise or expiration of the Rights, and the resignation, replacement or removal of the Rights Agent.

4.2  Merger or Consolidation or Change of Name of Rights Agent.

(a)           Any corporation into or with which the Rights Agent or any successor Rights Agent may be merged, consolidated or combined, any corporation resulting from any merger, consolidation or combination to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any party hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. If at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and if at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)           If at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3  Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)           The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered, or omitted to be taken, by it in good faith and in accordance with such advice or opinion.

(b)           Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary that any fact or matter (including the identity of any “Acquiring Person” and the determination of “current market price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, the President or any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company and delivered to the Rights Agent; and such certificate will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken, suffered or omitted to be taken in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)           The Rights Agent will be liable hereunder only for its own gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).  Notwithstanding anything in this Agreement to the contrary, in no event will the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

(d)           The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

(e)           The Rights Agent will not have any liability for and will not be responsible (i) in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof), (ii) for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate, (iii) for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b)) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided herein or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment).  The Rights Agent shall not by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Preferred Stock or other securities to be issued pursuant to this Agreement or any Rights Certificates or as to whether any shares of Preferred Stock or other securities will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f)           The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)           The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with instructions of any such officer.

(h)           The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i)           The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or to any holders or Rights resulting from any such act, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.

(j)            No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)           If, with respect to any Rights Certificates surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the cases may be, has either not been completed or indicates an affirmative response to clause 1 or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

(l)           The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with the administration of this Agreement or the exercise or performance of its duties hereunder in reliance upon any Rights Certificates or certificate for Common Stock or for other securities of the Company, instrument or assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

4.4  Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice to the Company and, in the event that the Rights Agent is not also the transfer agent for the Company, to each transfer agent of the Common Stock and Preferred Stock. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.  The Company may remove the Rights Agent or any successor Rights Agent upon 30 days’ to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and Preferred Stock by registered or certified mail, and after a Separation Date, to the holders of the Rights Certificates. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificates for inspection by the Company), then the registered holder of any Rights Certificates may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized, in good standing and doing business under the laws of the United States or of any state of the United States, authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which, when combined with its affiliates, has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 or (b) an affiliate of a corporation described in Section 4.4(a). After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof with the predecessor Rights Agent and each transfer agent of the Common Stock and the Preferred Stock, and, subsequent to a Separation Date, mail a notice thereof to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE V
MISCELLANEOUS

5.1  Redemption.

(a)           The Board of Directors may, at its option, at any time prior to the Flip-in Date, elect to redeem all (but not less than all) the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

(b)           Immediately upon the action of the Board of Directors electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not previously exercised, will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice in accordance with Section 5.9.

(c)           The Independent Directors will evaluate this Agreement at least every three years to determine whether it continues to be in the best interests of the Company’s shareholders.

5.2  Expiration. The Rights and this Agreement shall expire at the Expiration Time, and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time, except, if the Rights have been exchanged or redeemed, as provided in Section 3.1 or 5.1, respectively.

5.3  Process to Seek Exemption. Any Person who desires to effect any acquisition of Common Stock that might, if consummated, result in such Person beneficially owning 4.5% or more of the then-outstanding Common Stock (or, in the case of an Grandfathered Person, additional shares of Common Stock) (a “Requesting Person”) may request that the Board of Directors grant an exemption with respect to such acquisition under this Agreement so that such Person would be deemed to be an “Exempt Person” under the definition of Acquiring Person hereof for purposes of this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of shares of Common Stock then Beneficially Owned by the Requesting Person, together with all Affiliates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Stock aggregating 4.9% or more of the then-outstanding Common Stock and the maximum number and percentage of shares of Common Stock that the Requesting Person proposes to acquire. The Board of Directors shall endeavor to respond to an Exemption Request within twenty (20) Business Days after receipt of such Exemption Request; provided, that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only grant an exemption in response to an Exemption Request if it receives, at the Board’s request, a report from the Company’s advisors to the effect that the acquisition of Beneficial Ownership of Common Stock by the Requesting Person does not create a significant risk of material adverse tax consequences to the Company or the Board of Directors otherwise determines in its sole discretion that the exemption is in the best interests of the Company. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of shares of Common Stock in excess of the maximum number and percentage of shares approved by the Board of Directors), in each case as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company’s NOLs. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Exemption Request and determination of the Board of Directors with respect thereto, unless the information contained in the Exemption Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Exemption Request shall be considered and evaluated by the Independent Directors who are also independent of the Requesting Person and disinterested with respect to the Exemption Request, and the action of a majority of such Independent Directors shall be deemed to be the determination of the Board of Directors for purposes of such Exemption Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving an Exemption Request as provided in this Section 5.3 of any proposed acquisition that, together with other transactions contemplated by the Board of Directors, does not cause any aggregate increase in the Beneficial Ownership of Persons with Beneficial Ownership of 4.9% or more of (i) the Common Stock then outstanding or (ii) any class of stock (as defined for purposes of Section 382 of the Code, or “Stock”) (other than Common Stock) then outstanding (a “Five Percent Shareholder”) (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Five Percent Shareholders (as determined immediately before the proposed acquisition) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code.

5.4  Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock or to options, warrants or other rights (other than any securities issued or issuable in connection with the exercise or exchange of Rights), in each case issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such shares of Common Stock; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate of an Acquiring Person or any transferee of any of the foregoing.

5.5  Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights in any respect. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company, upon the delivery of a certificate from an officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Agreement; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, or obligations under this Agreement.

5.6  Fractional Shares. If the Company elects not to issue certificates representing (or register on the stock transfer books of the Company) fractional shares upon exercise, redemption or exchange of Rights, the Company shall, in lieu thereof, in the sole discretion of the Board of Directors, either (i) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (ii) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash.

5.7  Rights of Action. Subject to the terms of this Agreement (including Sections 3.1(b), 5.10 and 5.14), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, the Board of Directors of the Company or the Company, are vested in the respective holders of the Rights; and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise such holder’s Rights in the manner provided in such holder’s Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.8  Holder of Rights Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities that may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders, or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof.

5.9  Notices. Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by overnight delivery or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Four Oaks Fincorp, Inc.
P.O. Box 309
Four Oaks, North Carolina 27524
Attention: Chief Financial Officer

Any notice or demand authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by overnight delivery or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

Registrar and Transfer Company
c/o Computershare Trust Company, N.A.
480 Washington Boulevard, 29th Floor
Jersey City, New Jersey 07310
Attention: Client Services

Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Stock. Any notice that is mailed in the manner herein provided shall be deemed given on the date of mailing, whether or not the holder receives the notice, except notice to the Company shall be effective only upon receipt.

5.10     Suspension of Exercisability or Exchangeability. To the extent that the Board of Directors determines in good faith that some action will or need be taken pursuant to, or in order to properly give effect to, Section 2.3, 3.1 or 4.4 or to comply with federal or state securities laws or applicable Trading Regulations, the Company may suspend the exercisability or exchangeability of the Rights for a reasonable period sufficient to allow it to take such action or comply with such laws or Trading Regulations. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required. Upon such suspension, any rights of action vested in a holder of Rights shall be similarly suspended.

Failure to give a notice pursuant to the provisions of this Agreement shall not affect the validity of any action taken hereunder.

5.11     Costs of Enforcement. The Company agrees that if the Company or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce such holder’s rights pursuant to any Rights or this Agreement.

5.12     Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

5.13    Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement and this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.14    Determination and Actions by the Board of Directors, etc. The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration or implementation of this Agreement, including the right to determine the Rights to be null and voided pursuant to Section 3.1(b), after taking into account the purpose of this Agreement and the Company’s interest maintaining an orderly trading market in the outstanding shares of Common Stock. All such actions, interpretations and determinations done or made by the Board of Directors shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons.

5.15    Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

5.16    Governing Law; Exclusive Jurisdiction.

(a)           THIS AGREEMENT, EACH RIGHT, AND EACH RIGHTS CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NORTH CAROLINA AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NORTH CAROLINA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NORTH CAROLINA; EXCEPT THAT THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

(b)           THE COMPANY, ANY SHAREHOLDER, EACH HOLDER OF RIGHTS OR ANY OTHER PARTY WHO MAY SEEK TO HAVE ANY DISPUTE, CONTROVERSY, OR CLAIM WHATSOEVER REGARDING, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT, ANY RIGHT, OR ANY RIGHTS CERTIFICATE ISSUED HEREUNDER SHALL SEEK TO HAVE SUCH DISPUTE RESOLVED FINALLY AND EXCLUSIVELY IN THE WAKE COUNTY SUPERIOR COURT OF NORTH CAROLINA BY A SPECIAL SUPERIOR COURT JUDGE FOR COMPLEX BUSINESS CASES OF THE NORTH CAROLINA BUSINESS COURT, WHICH COURT SHALL HAVE EXCLUSIVE JURISDICTION AND BE THE EXCLUSIVE VENUE TO HEAR ANY SUCH DISPUTE. PURSUANT TO THE PROCEDURES SET FORTH IN N.C. GEN. STAT. SECTION 7A-45.4, ANY PARTY INITIATING SUCH A DISPUTE IRREVOCABLY AGREES TO DESIGNATE SUCH DISPUTE AS A MANDATORY COMPLEX BUSINESS CASE AT THE EARLIEST TIME POSSIBLE. THE COMPANY AND EACH HOLDER OF RIGHTS OR ANY PARTY INITIATING SUCH A DISPUTE IRREVOCABLY SUBMITS TO THE MANDATORY EXCLUSIVE JURISDICTION AND VENUE OF THE NORTH CAROLINA BUSINESS COURT SITTING IN WAKE COUNTY, NORTH CAROLINA, IN CONNECTION WITH ACTIONS FOR EQUITABLE RELIEF OR IN CONNECTION WITH ANY OTHER RELIEF SOUGHT. THE COMPANY AND EACH HOLDER OF RIGHTS OR ANY PARTY TO SUCH A DISPUTE WAIVES AND AGREES NOT TO PLEAD OR CLAIM ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT, WAIVES AND AGREES NOT TO SEEK REMOVAL OF SUCH CASE TO FEDERAL COURT, AND FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY RIGHT, OR ANY RIGHTS CERTIFICATE ISSUED HEREUNDER IN THE NORTH CAROLINA BUSINESS COURT SITTING IN WAKE COUNTY, NORTH CAROLINA. IF THE COURTS OF THE UNITED STATES OF AMERICA SHOULD HAVE EXCLUSIVE JURISDICTION OVER ANY OTHER RIGHT OR CAUSE OF ACTION OF THE COMPANY AND EACH HOLDER OF RIGHTS OR ANY OTHER SUCH PARTY, THEN ONLY FOR SUCH RIGHT OR CAUSE OF ACTION, JURISDICTION AND VENUE SHALL LIE EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY, THE TERMS OF THIS SECTION 5.16(B) SHALL BE INAPPLICABLE TO THE RIGHTS AGENT.

5.17     Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.18     Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, however, that if any such excluded term or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

5.19    Withholding Rights. In the event that the Company, the Rights Agent or their agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on actual or deemed payments or distributions hereunder to a holder of the Rights, Common Stock or other cash, securities or other property, the Company, the Rights Agent or their agents shall be entitled, but not obligated, to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property (including, without limitation, Rights, Preferred Stock, Common Stock or cash) that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Company, the Rights Agent or their agents, in each case in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges.

5.20    Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FOUR OAKS FINCORP, INC.

By:	/s/ Ayden R. Lee, Jr.
	Name:	Ayden R. Lee, Jr.
	Title:	Chairman, Chief Executive Officer, and President

REGISTRAR AND TRANSFER COMPANY

By:	/s/ Nicola Giancaspro
	Name:	Nicola Giancaspro
	Title:	Vice President

EXHIBIT A

Form of Rights Certificate
Certificate No. W-	____________ Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE RIGHTS PLAN. RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS PLAN) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.

Rights Certificate

FOUR OAKS FINCORP, INC.

This certifies that _______________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Tax Asset Protection Plan, dated as of August 18, 2014 (as amended from time to time, the “Rights Plan”), between FOUR OAKS FINCORP, INC., a North Carolina corporation (the “Company”), and REGISTRAR AND TRANSFER COMPANY, as Rights Agent (the “Rights Agent,” which term shall include any successor Rights Agent under the Rights Plan), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Plan) and prior to the Expiration Time (as such term is defined in the Rights Plan), one one-thousandth of a fully paid share of Series A Preferred Stock (the “Preferred Stock”), of the Company (subject to adjustment as provided in the Rights Plan) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the office of the Rights Agent designated for such purpose. The Exercise Price shall initially be $10.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Plan.

In certain circumstances described in the Rights Plan, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities of the Company other than Common Stock, Preferred Stock or assets of the Company, all as provided in the Rights Plan.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Plan are on file at the principal office of the Company and are available without cost upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Plan, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.01 per Right or (b) exchanged by the Company under certain circumstances, at its option, for one share of Common Stock (or one one-thousandth of a share of Preferred Stock) per Right (or, in certain cases, other securities or assets of the Company), subject in each case to adjustment in certain events as provided in the Rights Plan.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholder (except as provided in the Rights Plan), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Rights Plan.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.

Date:

ATTEST:	FOUR OAKS FINCORP, INC.

By
Secretary	Title:

Countersigned:

REGISTRAR AND TRANSFER COMPANY

By
Authorized Signature

[Form of Reverse Side of Rights Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
 holder desires to transfer this Rights Certificate.)

FOR VALUE RECEIVED ____________________ hereby sells, assigns and transfers unto

(Please print name

and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ____________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.
Dated:	,

Signature Guaranteed:
Signature
(Signature must correspond to name
as written upon the face of this
Rights Certificate in every particular,
without alteration or enlargement or
any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate thereof (as defined in the Rights Plan).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Rights Plan) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

[To be attached to each Rights Certificate]

FORM OF ELECTION TO EXERCISE

(To be executed if holder desires to
 exercise the Rights Certificate.)

TO: FOUR OAKS FINCORP, INC.

The undersigned hereby irrevocably elects to exercise ____________________ Rights represented by the attached Rights Certificate to purchase the shares of Series A Preferred Stock issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Address:

Social Security or Other Taxpayer
Identification Number:

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address:

Social Security or Other Taxpayer
Identification Number:

Dated:	,

Signature Guaranteed:
Signature
(Signature must correspond to name
as written upon the face of this
Rights Certificate in every particular,
without alteration or enlargement or
any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate thereof (as defined in the Rights Plan).

Signature

NOTICE

In the event the certification set forth above is not completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Rights Plan) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

Exhibit B

Summary of Rights

    On August 15, 2014, the Board of Directors of Four Oaks Fincorp, Inc. (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $1.00 per share (the “Common Stock”), of the Company to stockholders of record on August 19, 2014 (the “Record Time”), and authorized the issuance of one Right (as such number may be adjusted from time to time) for each share of Common Stock issued between the Record Time and the Separation Date (as defined below). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock of the Company (the “Preferred Stock”) at a price of $10.00 per one one-thousandth of a Preferred Share (the “Exercise Price”), subject to adjustment. The description and terms of the Rights are set forth in a Tax Asset Protection Plan (the “Rights Agreement”) between the Company and Registrar and Transfer Company, as Rights Agent (the “Rights Agent”).

Separation Date; Exercisability

Initially, the Rights will be attached to all Common Stock (whether in book-entry, certificated or uncertificated form) issued and outstanding and the Rights will be owned by the registered holder of the Common Stock, and no separate Rights certificates will be issued. Separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of all Common Stock as of the close of business on the business day that follows the earlier of (i) date of a public announcement that a person or group of affiliated persons has acquired beneficial ownership of, or the right to obtain beneficial ownership of, 4.9% or more of the Common Shares (such person or group being referred to as an “Acquiring Person” and such date being referred to as a “Flip-In Date”), or (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors taken before the date otherwise would have occurred) after the date of the commencement of a tender offer or exchange offer that would result in a person or group (i.e., an Acquiring Person) beneficially owning 4.9% or more of the Common Shares (the earlier of such dates being the “Separation Time”).

The Rights Agreement provides that, until the Separation Time (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the Common Stock and (ii) certificates or book-entry statements with respect to new Common Share certificates issued after the Record Time upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference.

The Rights are not exercisable until the Separation Time. The Rights will expire on August 18, 2020 or upon the occurrence of certain other circumstances described in the Rights Agreement (the “Expiration Time”), unless the Expiration Time is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

Acquiring Person

The Rights Agreement defines the term “Acquiring Person” generally to mean any person who, together with all affiliates and associates of such person, is or becomes the beneficial owner of 4.9% or more of the Common Stock at any time after the first public announcement of the Rights Agreement.  However, that definition does not generally include (i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan, (ii) any person who or which currently owns 4.9% or more of the Common Stock outstanding, until such time as such person beneficially owns additional shares, (iii) any person who or which becomes the beneficial owner of 4.9% or more of the Common Stock then outstanding solely as a result of as the result of (A) a reduction in the outstanding Common Stock resulting from acquisition of Common Stock by the Company or (B) an acquisition directly from the Company in a transaction that duly authorized officers of the Company have determined shall not result in the creation of an Acquiring Person, (iv) any person who the Board of Directors determines, in its sole discretion, has inadvertently become the beneficial owner of 4.9% or more of the outstanding shares of Common Stock, or (v) any person determined by the Board of Directors to be an exempt person in accordance with the terms of the Rights Agreement.

Flip-In

Upon the Company’s public announcement that a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Preferred Stock (or in some instances, other similar securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

Exchange

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange all (but not less than all) of the outstanding Rights (other than Rights owned by such person or group which will have become void), at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

Redemption

At any time prior to the existence of an Acquiring Person, the Board of Directors of the Company may redeem all (but not less than all) of the outstanding Rights at a price of $0.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis as the Board of Directors may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment

Generally, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company and the Rights Agent at any time without the approval of any holders of Rights in any respect.

Adjustment

The number of outstanding Rights and the number of one one-thousandths of a share of Preferred Stock issuable upon exercise of each Right are subject to adjustment under certain circumstances.

Preferred Stock

Because of the nature of the Preferred Stock dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.  While the distribution of the Rights is not includable in a stockholder’s taxable income for federal income tax purposes under U.S. law, stockholders may, depending on the circumstances, recognize taxable income in the event that the Rights become exercisable for Preferred Stock (or other securities).

Further Information

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K dated August 19, 2014.  A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

Exhibit C
Articles of Amendment to
Articles of Incorporation of
Four Oaks Fincorp, Inc.

  Pursuant to Sections 55-6-02(b) of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.           The name of the corporation is Four Oaks Fincorp, Inc.

2.           The Articles of Incorporation of the corporation are hereby amended by inserting a new Paragraph (c) of Article 3 as follows:

              “(c)           Designation of Series. There is hereby designated a class of Series A Preferred Stock (the “Series A Preferred Stock”) consisting of 40,000 of the authorized shares of Preferred Stock.  Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock issuable upon exercise or conversion of outstanding rights, options or other securities issued by the corporation.

(1)	Dividends and Distributions.

A.   Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of the Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the Multiplier Number times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (i) a dividend payable in shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or (ii) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. As used herein, the “Multiplier Number” shall be 1,000; provided that if, at any time after August 15, 2014, there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin- offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each share of the Series A Preferred Stock shall be in the same economic position as prior to such event.

B.   The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Paragraph (c)(1)(A) of this Article 3 immediately after it declares a dividend or distribution on the Common Stock (other than as described in Paragraphs (c)(1)(A)(i) and (c)(1)(A)(ii) of this Article 3).

C.   Dividends, to the extent payable as provided in Paragraphs (c)(1)(A) and (c)(1)(B) of this Article 3, shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such shares of Series A Preferred Stock, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of the Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of the Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

(2)	Voting Rights. In addition to any other voting rights required by law, the holders of the Series A Preferred Stock shall have the following voting rights:

A.   Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of shareholders of the corporation.

B.   Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of shareholders of the corporation.

C.   The articles of incorporation of the corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class.

D.   Except as otherwise expressly provided herein, holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(3)	Certain Restrictions.

A.          Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph (c)(1)(A) of this Article 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Series A Preferred Stock shall have been paid in full, the corporation shall not:  (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock; (ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock; provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series A Preferred Stock; or (iv) redeem, purchase or otherwise acquire for value any shares of the Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B.   The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for value any shares of stock of the corporation unless the corporation could, under Paragraph (c)(3)(A) of this Article 3, purchase or otherwise acquire such shares at such time and in such manner.

(4)   Reacquired Shares.  Any shares of the Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the articles of incorporation of the corporation or as otherwise permitted under North Carolina law.

(5)   Liquidation, Dissolution and Winding-up.  Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of the Series A Preferred Stock shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times (y) the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

(6)   Consolidation, Merger, etc.   If the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of the Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(7)   No redemption.  The Series A Preferred Stock shall not be redeemable.

(8)   Rank.  The Series A Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Stock as to such matters.

(9)   Fractional Shares.  The Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Series A Preferred Stock.”

3.           The date of the adoption of the amendment was August 15, 2014.

4.           The amendment was duly adopted by the Board of Directors and did not require approval by the shareholders in accordance with Paragraph (b)(2) of Article 3 of the Articles of Incorporation of the corporation, as amended, and Section 55-6-02 of the North Carolina Business Corporation Act.

5.           These Articles of Amendment will become effective upon filing.

IN WITNESS WHEREOF, I have hereunto set my hand this 15th day of August, 2014.

FOUR OAKS FINCORP, INC.

By:	/s/